Insider Trading Policy

Mitek Systems, Inc.
"Mitek"

We are all entrusted with a great deal of information at Mitek. Our culture thrives on transparency and we intend on keeping it that way. As a result, we must be very mindful and careful about how we treat information that we receive internally. To this end, this Insider Trading Policy details how we are to behave with confidential and non-public information and what consequences we may suffer if this information is leaked to anyone or is otherwise inappropriately used for personal gain. We are each responsible to protect Mitek's confidential business information and to not use inside information for personal gain or directly or indirectly communicate material, non-public information to family members, friends, or anyone else outside of Mitek. Material non-public information may be shared with others at Mitek only if necessary for work related matters.

This Policy seeks to (i) explain some of your obligations to Mitek and under the law, (ii) prevent insider trading and (iii) protect Mitek's reputation for integrity and ethical conduct.

Covered parties
The Policy covers officers, directors and all other employees of, or consultants to or contractors of, Mitek and its subsidiaries, as well as their immediate family members, members of their households and family members whose transactions in Mitek securities they control ("lnsider(s)"). This Policy also applies to any entities controlled by Insiders, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the Insider's own account. This Policy extends to all activities of an Insider, either within or outside such Insider's duties at Mitek.
This Policy also applies to Mitek with respect to transactions in its own securities solely to the extent and as set forth in the section titled “Limitations on the Company ” elsewhere in this Policy.

Covered transactions
This Policy applies to all transactions involving Mitek's securities, including shares of common stock, options for shares of common stock and any other securities that Mitek may issue from time to time, or securities not issued by the Company, such as publicly-traded options, regardless of the country in which you reside. This Policy also applies to all transactions involving the securities of other companies if you possess material, non-public information about that company that was obtained in the course of your involvement with Mitek.
We note that “purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a

Insider Trading Policy
security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, pledges, gifts, and acquisitions and exercises of warrants or puts, calls or other derivative securities.

Insider trading and tipping are prohibited
Applicable securities laws (including in particular U.S. federal securities laws) make it illegal for any of us to buy or sell Mitek's securities at a time when we possess "material, non-public information" relating to the company. This conduct is known as "insider trading." Passing such material, non-public information on to someone who may buy or sell securities - which is known as "tipping" - is also illegal. These prohibitions apply to common stock, options, and any other securities that Mitek may issue, such as preferred stock, notes, bonds and convertible securities, as well as derivative securities relating to any of Mitek's securities, whether or not issued by Mitek, as well as to securities of other companies while in possession of material non-public information about such company when that information is obtained in the course of employment with, or the performance of services on behalf of, Mitek or any of its subsidiaries.

"Material, non-public information" is information about a company that is not known to the general public and is likely to influence a typical investor's decision to buy, sell or hold the company's securities. Material, nonpublic information can include information that something is likely to happen - or just that it might happen. Examples of material, non-public information with respect to Mitek include, among other things, non-public information about:

•Operating or financial results, known or projected future earnings or losses;
•Unannounced customer deals;
•A pending or proposed merger, acquisition or tender offer;
•Changes in senior management, auditors or board of directors;
•Litigation, whether pending or threatened, and any positive or negative developments thereof; or
•Any other information which is likely to have a significant impact on financial results or stock price.

If you possess any material, non-public information, even if you are not in a blackout period, the law and this Policy require that you refrain from buying or selling Mitek's securities (or that of other companies) until after the information has been disclosed to the public and absorbed by the market (in most cases, the open of the market of the third trading day after the public release of the information) or is no longer material. A "trading day" , as it relates to Mitek stock, means a day on which the Nasdaq Stock Exchange ("NASDAQ") is generally open for trading and trading in the stock of Mitek has not been suspended for any reason. This is true even if you do not trade such securities for your own benefit. It is also a violation of the securities law if such trading is done by another person to whom you disclosed the inside information prior to full public disclosure. In addition, it is also a violation of this Policy if you communicate any material, non-public information about Mitek (or any other company when that

Insider Trading Policy
information is obtained in the course of employment with, or the performance of services on behalf of, Mitek or any of its subsidiaries) to any other person, including family and friends.

General policies against trading or causing trading while in possession of material, non-public information
No Insider may purchase or sell, or offer to purchase or sell, any Mitek security, whether or not issued by Mitek, while in possession of material, non-public information about Mitek.

No Insider who knows of any material, non-public information about Mitek may communicate that information to ("tip") any other person, including family members and friends, or otherwise disclose such information without Mitek's authorization.

No Insider may purchase or sell any security of any other company while in possession of material, non-public information about that company that was obtained in the course of his or her involvement with Mitek. No Insider who knows of any such material, non-public information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without Mitek's authorization.

Consequences of violation
Legal penalties for trading on or communicating material non-public information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

-Individual penalties. A person who violates insider trading laws by engaging in transactions in a company's securities when he or she has material non-public information can be sentenced to a substantial jail term and required to pay substantial fines, and may be barred from serving as an officer or director of a public company.
•Company or control person penalties. The U.S. Securities Exchange Commission can also seek substantial civil penalties from any person who, at the time of an insider trading violation, "directly or indirectly controlled the person who committed such violation," which would apply to Mitek and/or its management.

In addition, persons who violate this Policy may also be subject to disciplinary action by Mitek, including termination of employment, whether or not the failure to comply with this Policy results in a violation of law.

Insider Trading Policy

Handling inside information
It is very important that any information which reasonably could be expected to affect the market for Mitek's securities be kept strictly confidential until public disclosure of such information is proper.
Consequently, all such information may be publicly disclosed only with the approval of the Chief Executive Officer, the Chief Financial Officer or the Compliance Officer of Mitek. You should not discuss or disclose confidential, inside information with or in the presence of any person outside Mitek. In addition, you should also refrain from commenting on our competitors' and customers' business. If you have knowledge of any such information, you must preserve its confidentiality until Mitek discloses such information to the public.

No trading during the "blackout periods"
In order to protect you and Mitek from allegations of insider trading, Mitek's policy prohibits you from purchasing or selling Mitek's securities during the quarterly "blackout periods," which begin fourteen calendar days prior to the last day of each fiscal quarter and end at the open of the market on the third trading day after the public release of Mitek’s quarterly or annual earnings announcement (the "blackout period"), unless otherwise modified with respect to all or certain individuals by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, or the Compliance Officer of Mitek. This Policy is based on the presumption that, during a blackout period, you may have access to Mitek's quarterly or annual financial results, which are deemed material, non-public information until they are disseminated into the marketplace.

This Policy does not apply to the vesting of restricted stock awards or restricted stock units nor to a cash exercise of vested employee stock options granted by Mitek during a blackout period. You are not, however, permitted to sell the shares acquired through such vesting or exercises until the blackout period ends. Transactions in a 401(k) account are, for blackout period purposes, no different than transactions in any other account. Elections to enroll in the Mitek Employee Stock purchase Plan ("ESPP"), changes to elections under the ESPP and selling Mitek stock acquired under the ESPP are also subject to the prohibitions under this policy. This Policy does not apply to purchases of Mitek's securities directly from Mitek or sales of Mitek's securities directly to Mitek.

Insider Trading Policy

Other blackout periods
From time to time, other types of material, non-public information regarding Mitek (such as mergers, acquisitions, dispositions or new extraordinary product developments) may be pending and not be publicly disclosed. While such material non-public information is pending, Mitek may impose special blackout periods during which you are prohibited from trading in Mitek's securities. You will be notified if Mitek imposes a special blackout period that applies to you, and you may not disclose to others inside or outside Mitek that trading has been suspended for certain individuals. Although these blackouts generally will arise because Mitek is involved in a highly-sensitive transaction, incident or event, they may be declared for any reason.

Pre-clearance of certain transactions
Because of the transparency we enjoy and the importance of sharing information internally to advance our operations, many Insiders are likely to obtain material non-public information on a regular basis. Consequently, members of Mitek’s Board of Directors and Executive Officers of Mitek designated as Section 16 Executive Officers by Mitek’s Board of Directors are required by Mitek to pre-clear all transactions in Mitek securities with the Company's Compliance Officer (as defined below), Chief Executive Officer or Chief Financial Officer even during an open trading window. The Compliance Officer will provide you with the process and paperwork to be completed for trade approvals. In addition, all officers and directors are required to comply with Section 16 of the Securities and Exchange Act of 1934, and related rules and regulations which set forth reporting obligations as well as limitations on "short swing" transactions. Mitek is available to assist in filing Section 16 reporting, however, the obligation to comply with Section 16 is personal. Please direct any inquiries concerning compliance to the Compliance Officer.

The Compliance Officer will record the date each request is received and the date and time each request is approved or disapproved. Unless revoked or a different period is specified by the Compliance Officer, authorization to trade will normally remain valid for a period of five (5) trading days following the day on which it was granted. If the transaction does not occur during the five-day period, pre-clearance of the transaction must be re-requested. Authorization to trade does not remove any other requirements of this policy and Mitek is not liable for any trades you make even if Mitek has approved such trades.

Pre-clearance is not required for purchases and sales of securities under a 10b5-1 Plan as described below; however, the Compliance Officer must approve the terms of the 10b5-1 Plan prior to its execution. With respect to any purchase or sale under an Approved 10b5-1 Plan (as defined below), the third-party effecting transactions on behalf of the Insider should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

Insider Trading Policy
The Compliance Officer.
The Company's General Counsel shall serve as the Insider Trading Compliance Officer (the "Compliance Officer"). The duties of the Compliance Officer shall include, but not be limited to, the following:

•Pre-clearing transactions as required under this Policy.
•Assisting, as requested, in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for Section 16 reporting persons.
•Serving as the designated recipient at the Company of copies of reports filed with the Securities and Exchange Commission by Section 16 reporting persons under Section 16 of the Exchange Act.
•Periodically reminding all Section 16 reporting persons regarding their obligations to report and quarterly reminders of the dates that the trading window described above begins and ends.
•Circulating the Policy (and/or a summary thereof) to all employees, including Section 16 reporting persons, on an annual basis.
•Assisting the Company in implementation of the Policy.
•Coordinating with Company counsel regarding compliance activities with respect to Rule 144 requirements and regarding changing requirements and recommendations for compliance with Section 16 of the Exchange Act and insider trading laws to ensure that the Policy is amended as necessary to comply with such requirements.

The duties may be delegated by the Compliance Officer to such other individuals as the Compliance Officer deems appropriate.

Exception for 10b5-1 trading plans
The blackout period restrictions described above do not apply to transactions under a pre-existing written plan, contract, instruction or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (a "10b5-1 Plan") that:

•has been reviewed and approved by the Compliance Officer, the Chief Executive Officer or the Chief Financial Officer at least five (5) days prior to entry into the 10b5-1 Plan (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer the Chief Executive Officer or the Chief Financial Officer at least five (5) days prior to entry into such revisions or amendments), unless an exception to the five (5) day review and approval period has been granted by the Compliance Officer, the Chief Executive Officer or the Chief Financial Officer of Mitek (an "Approved 10b5-1 Plan");
•provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B).
oThe appropriate cooling-off period will vary based on your status. For directors and officers (as defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended), the 10b5-1 Plan must not permit any trades to occur until the later of (x)

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ninety (90) days after adoption or modification of the 10b5-1 Plan; or (y) two (2) business days following disclosure of Mitek’s financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 Plan was adopted or modified (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the 10b5-1 Plan). For all other persons covered by this Policy, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 Plan.
•was entered into by you in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when you are not in possession of material non-public information about Mitek; and, if you are a director or officer (as defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended), the 10b5-1 plan must include representations by you certifying to that effect; and
•gives a third party the discretionary authority to execute such purchases and sales, outside of your control, so long as such third party does not possess any material, non-public information about Mitek; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

Unless otherwise approved by the Compliance Officer, the Chief Executive Officer or the Chief Financial Officer you may not enter into, modify or terminate a 10b5-1 Plan during a blackout period. You are also required to notify the Compliance Officer, the Chief Executive Officer or the Chief Financial Officer of the termination of a 10b5-1 Plan. Following the termination of a 10b5-1 Plan, you must wait at least thirty (30) days before trading outside of the 10b5-1 Plan.
Unless approved by the Compliance Officer, the Chief Executive Officer or the Chief Financial Officer in accordance with this Policy, you are not permitted to have multiple 10b5-1 Plans in operation simultaneously (subject to any exceptions set forth in Rule 10b5-1(c)(ii)(D)).

With respect to any purchase or sale under a 10b5-1 Plan, the third party effecting transactions on your behalf should be instructed to send duplicate confirmations of all such transactions to the Company's Chief Compliance Officer.

Prohibited transactions
You, your spouse, other persons living in your household and minor children and entities over which you exercise control, are prohibited from engaging in the following transactions in Mitek's securities, unless advance approval is obtained from Mitek's Chief Compliance Officer:

•Short-term trading. If you purchase Mitek securities (other than the exercise of options or acquisition of shares pursuant to the ESPP) you may not sell any Mitek securities of the same class for at least six months after the purchase;
•Short sales. You are prohibited from selling Mitek's securities short;

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•Options trading. You may not engage in any transaction in publicly traded options on Mitek's securities, including puts or calls or other derivative securities. This prohibition applies to all types of publicly traded options (other than employee stock options granted by Mitek); and
•Hedging. You may not enter into hedging, forward sale, or monetization transactions or other similar derivative arrangements with respect to Mitek's securities.
•Trading on margin. You may not hold Mitek securities in a margin account.
•Pledging. You may not pledge Mitek securities as collateral for a loan.

Post-termination transactions
This Policy continues to apply to transactions in Mitek's securities even after termination of your service or employment with Mitek or any of our subsidiaries. If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in Mitek's securities until that information has become public or is no longer material.

Limitations on the Company
Mitek shall not, directly or indirectly, transact in Mitek securities while in possession of material non-public information related to Mitek unless such trading activity otherwise complies with all applicable securities laws.

Further information
To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction, if you are in doubt, you are advised to consult with the Compliance Officer of Mitek before buying or selling (or otherwise making any transfer, gift, pledge or loan thereof) of any Mitek securities, even if you are not in a blackout period.

Acknowledgment and Certification
You are required to sign the attached acknowledgment and certification.

Version date: December 13, 2024

Insider Trading Policy

Noncompliance with the securities laws or this Insider Trading Policy constitutes grounds for disciplinary action, which may include termination of employment.

CERTIFICATION OF COMPLIANCE

RETURN BY [    ] [insert return deadline]

TO:    Compliance Officer

FROM:

RE:    INSIDER TRADING POLICY OF MITEK SYSTEMS, INC.

I have received, reviewed and understand the above-referenced Insider Trading Policy and undertake, as a condition to my present and continued employment (or, if I am not an employee, affiliation with) Mitek Systems, Inc. (of any of its subsidiary or affiliate companies) to comply fully with the policies and procedures contained therein.

I hereby certify, to the best of my knowledge, that during the calendar year ending December 31, 20___, I have complied fully with all policies and procedures set forth in the above- referenced Insider Trading Policy.

SIGNATURE    DATE

TITLE